Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-165015 and 333-169018) and S-3 (No. 333-182189) of Embassy Bancorp, Inc. and Subsidiary of our report dated March 13, 2019 relating to the consolidated financial statements and the effectiveness of Embassy Bancorp, Inc. and Subsidiary’s internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Baker Tilly Virchow Krause, LLP

Allentown, Pennsylvania

March 13, 2019